Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Veea Inc. on Form S-8 (Nos. 333-293061 and 333-284223) of our report dated April 10, 2026 with respect to our audit of the consolidated financial statements of Veea Inc. as of December 31, 2025 and 2024, and for the years then ended, which report is included in this Annual Report on Form 10-K of Veea Inc. for the year ended December 31, 2025.

New York, NY

April 14, 2026

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